Exhibit 1

ARTICLES OF ASSOCIATION

OF

TRIPLE P N.V.

NAME AND SEAT

Article 1

1.                                       The name of the Company is Triple P N.V.

2.                                       Its registered office is in Vianen.

OBJECTIVES

Article 2

The objectives of the Company are:

1.                                       to participate in, or others ways be interested in, the managing and financing of companies and other businesses; as well as the entering into and extending of monetary loans and granting sureties;

2.                                       the management and ownership of register-bound goods;

3.                                       to stand guarantor for or severally or otherwise be obligated on behalf of others;

4.                                       the investment of capital, inter alia in register-bound goods and stock, such as shares and other proofs of participation, bonds and other interest-bearing debt claims, under any name and in any form whatsoever;

as well as all those matters that are connected with the above or could promote the same, such in the broadest sense of the terms.

CAPITAL

Article 3

1.                                       The authorised capital of the Company is two million five hundred forty thousand Euro (EUR 2,540,000) divided into forty-three million seven hundred fifty thousand (43,750,000) ordinary shares, with a nominal value of four Euro cent (EUR 0.04) each and nineteen million seven hundred fifty thousand (19,750,000) preference shares, with a nominal value of four Euro cent (EUR 0.04) each.

2.                                       If in these articles of association shares and shareholders are mentioned, these expressions shall refer to both classes of shares and the holders of those shares, save as otherwise expressed.

DEPOSITARY RECEIPTS

Article 4

No depositary receipts for shares can be issued with the cooperation of the company.

SHARES

Article 5

1.                                       The preference shares will be registered to bearer.  The Board of Director will determine the numbering of the shares.

2.                                       A share certificate shall be issued for each bearer share.  Certificates for shares to bearer may not be issued to shareholders save against the deposit of at least the full amount of those shares, subject to the stipulations of Section 2:80 Clause 2 of the Dutch Civil Code.

3.                                       No depositary receipts will be issued for preference shares.

4.                                       The company shall be under the obligation to exchange a fully paid ordinary share for a bearer share and vice versa at the request of a shareholder.  The company may charge the shareholder who requested the change no more than the costs of the exchange.

SHARE CERTIFICATES

Article 6

1.                                       The share certificates shall bear an indication - at the discretion of the Board of Directors - such that they can be distinguished from each other at any time.  The share certificates shall be signed by a member of the Board of Directors.
The facsimile of a signature shall be considered a handwritten signature for the application of the previous sentence.

2.                                       The share certificates shall be provided with a dividend sheet composed of separate dividend coupons and a talon, all of them bearing the same indication as the share certificates to which they belong (K certificates).  The Board of Directors shall be authorized to determine additional rules as regards the manner of issue of share certificates.  The Board of Directors may determine that for trading in share certificates on foreign stock exchanges share certificates shall be issued which comply with the requirements of the foreign stock exchange or stock exchanges in question and which are not provided with any dividend sheet.

3.                                       With the consent of the shareholders and at the request of a shareholder, a number of shares to be determined by the Board of Directors may be combined in one certificate free of charge, which at the request of the shareholder may again be divided free of charge into single documents or into documents representing a different number of shares to be determined by the Board of Directors with the consent of the shareholder.  With a view to listing on a foreign stock exchange, the Board of Directors may impose additional regulations in respect of certificates for shares traded on such foreign stock exchanges.

4.                                       The Board of Directors may issue replacements for share certificates, dividend coupons, talons or dividend sheets which are damaged but still recognizable in the opinion of the Board of Directors; in such a case the Board of Directors shall ensure that the damaged documents are destroyed.  The Board of Directors may issue replacements for share certificates, dividend coupons, talons and dividend sheets which have been destroyed, lost, stolen or are otherwise missing, after such conditions as have been determined by the Board of Directors have been complied with.  All the new documents to be issued shall be clearly provided with the word “duplicate” and shall bear the indication of the cancelled document.  The issue of a duplicate shall render the original document null and void.

5.                                       All costs incurred by the implementation of paragraph 4 may be charged to the applicant.

6.                                       In the event and as soon as the ordinary shares in the company will be listed by Euronext Amsterdam N.V., the provisions in article 6, paragraph 7 through article 6, paragraph 15 will be applicable instead of the provisions in article 6, paragraph 1 through article 6, paragraph 5.

7.                                       On the occasion of the issuance of ordinary shares the person becoming entitled to receive such share may request the Company, in writing, to deliver a registered ordinary share.  Without such request, the person entitled to such share shall obtain a bearer ordinary share in conformity with the provisions of this Article 6.

8.                                       All bearer ordinary shares in issue from time to time shall be represented by one single share certificate (the “Necigef global certificate”).

9.                                       The Necigef global certificate is intended to be held on behalf of the party or parties entitled to it by the “Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.”, being the central institution (‘centraal instituut’) as referred to in the Dutch Securities Depositary Act (‘Wet giraal effectenverkeer’) (“Necigef’).

10.                                 Without prejudice to the provisions in article 29, paragraph 7, of these Articles of Association, Necigef shall be irrevocably charged with the management of the Necigef global certificate in its capacity as controller of the relevant book-entry deposit of the ordinary shares.

11.                                 As soon as the share certificate has been taken into custody by Necigef (a) Necigef will credit each institution which is an ‘associated institution’ (‘aangesloten instelling’) within the meaning of the Dutch Securities Depositary Act (“Necigef-participant”) that has been nominated by one or more parties entitled to ordinary shares with a share in the book-entry deposit of the ordinary shares proportional to the right of the party or parties entitled to shares and (b) each Necigef-participant that has been nominated by one or more parties entitled to ordinary shares shall correspondingly credit such party or parties in the collective deposit of the ordinary shares at that Necigef-participant.

12.                                 In the event of any subsequent issue of ordinary shares (a) on request by the company, Necigef will inscribe or have inscribed the newly issued ordinary shares on the certificate embodying the ordinary shares as a result of which the number of ordinary shares embodied in that certificate shall be increased by the number of ordinary shares so inscribed, and (b) will credit each Necigef-participant nominated by one or more parties entitled to ordinary shares with a share in the book-entry deposit of the ordinary shares proportional to the right of the party or parties entitled and (c) each Necigef-participant nominated by one or more parties entitled to ordinary shares shall correspondingly credit such party or parties in the collective deposit of the ordinary shares at that Necigef-participant.

13.                                 If a participant (‘deelgenoot’) in the collective deposit (‘verzameldepot’) of ordinary shares of a Necigef-participant, all within the meaning of the Dutch Securities Depositary Act (“Necigef-beneficiary”) wishes to take delivery of one or more ordinary shares not exceeding in number the quantity represented by his co-ownership, (a) Necigef will write ordinary shares off or have ordinary shares written off the Necigef global certificate such that the number of ordinary shares embodied in the Necigef global certificate shall be decreased by the number of ordinary shares so written off, (b) Necigef in its capacity as controller of the book-entry deposit of the ordinary shares shall deliver the ordinary shares by deed of transfer to the party or parties entitled and report the delivery or have it reported to the company or have the company acknowledge the delivery, (c) Necigef shall correspondingly debit the share in the name of the relevant Necigef-participant in the book-entry deposit of the ordinary shares, (d) the relevant Necigef-participant shall debit the party entitled in the collective deposit of the ordinary shares at that Necigef-participant and (e) the company will enter the party entitled in its register of shareholders as holder of the registered ordinary shares delivered to him.

14.                                 If a party entitled to one or more ordinary registered shares wishes such ordinary shares to be converted into bearer shares, then (a) the party entitled shall deliver the ordinary share or ordinary shares to Necigef by deed of transfer and Necigef shall report the delivery or have it reported to the company or have such delivery acknowledged by the company and (b) the company shall remove the party entitled from the register of shareholders as holder of the ordinary share or ordinary shares and (c) Necigef shall inscribe or have inscribed the ordinary share or ordinary shares on the Necigef global certificate so that the number of ordinary shares embodied in the Necigef global certificate shall be increased by the number so inscribed and (d) Necigef will credit the Necigef-participant nominated by the party entitled to a share in the book-entry deposit of the shares proportional to the number of shares inscribed on the Necigef global certificate and (e) the Necigef-participant will credit the party entitled correspondingly in the collective deposit of the shares at that Necigef- participant.

15.                                 For the purpose of application of the provisions of these articles of association, shareholders shall be understood to include Necigef-beneficiaries.

REGISTER OF SHAREHOLDERS

Article 7

1.                                       The Board of Directors of the company shall maintain a register for each class of share, in which a distinction may also be made between registered ordinary shares for which no share certificates are issued and registered ordinary shares for which certificates are issued, in which the names and addresses of all holders of registered shares of the particular class are entered, stating the date on which the shares were acquired, the date of acknowledgement of delivery or service of the deed as well as the amount paid up on every share.  The register will also include the names and addresses of those people entitled to a right of usufruct or a lien on the shares, as well as the date upon which the right was acquired, the date of acknowledgement or service and specification as to whether the voting rights or rights of a certificate holder accrue to such third parties.

2.                                       Different copies of a register of shares may be maintained in more than one place, but in any event at the office of the company; such as decided by the Board of Directors.  The Board of Directors will determine the form and substance of a register or the register of shares in accordance with the provisions of this article.  The Board of Directors may decide that the register has a different form and substance depending on the shares to which it relates.

3.                                       The Board of Directors will maintain the register at the company’s office and make it available for inspection by registered shareholders and the usufructuaries and lienors of registered shares to whom voting rights accrue.  The provisions of the previous sentence do not apply to the whole or that part of the register of share that is maintained outside of The Netherlands in accordance with the legislation of or the stock exchange regulations applicable in such country.

The information in the register regarding non-paid up shares may not be inspected by any person; a copy or excerpt of such information will be provided for no more than the cost price.

4.                                       If so requested, the Board of Directors will provide a shareholder, usufructuary or lienor of registered shares with an excerpt from the register with regard to that person’s right to a share, free of charge.  If a share is subject to a right of usufruct or a lien, then the excerpt will state who is entitled to the voting right.  The excerpt may be signed by persons so appointed by the Board of Directors.

5.                                       Shareholders, usufructuaries and lienors of registered shares are obliged to inform the Board of Directors of their addresses.

ISSUE OF SHARES

Article 8

1.                                       The General Meeting of Shareholders - hereinafter termed the General Meeting - makes decisions regarding the issue of shares; it will also determine the conditions and price of issue.

The General Meeting may decide to appoint the Board of Management for a set period of five years at the most to decide to issue shares, which body can then only decide exclusively with the approval of the Board of Supervisory Directors, and, insofar as preference shares are involved, taking into consideration the stipulations of clause 7 of this Article.  On appointment, the number of shares to be issued must be determined, as regards both ordinary shares to a maximum of twenty percent (20%) of the outstanding ordinary shares.  Unless otherwise stipulated at the time of appointment, it cannot be revoked.  For the term that the appointment cannot be revoked, the General Meeting is not authorized to resolve to issue shares.  A resolution of the General Meeting to issue shares, as well as a resolution to appoint another body as intended above, may only be taken following a proposal by the Board of Directors, which proposal requires the approval of the Board of Supervisory Directors.

2.                                       Shares will never be issued below par, without prejudice to the provisions in Section 2:80 Clause 2 of the Dutch Civil Code.

3.                                       The validity of a decision by the General Meeting to issue or allocate shall require a prior or simultaneous decision of approval by every group of holders of the same class of share whose rights are affected by the issue.

4.                                       Within eight days after a resolution by the General Meeting to issue shares or to appoint a body has been passed, the company will make the full text of such resolution available for inspection at the office of the Trade Register in the city where the company has its registered office.

5.                                       Within eight days after each issue of shares the company will send notice of such issue to the Trade Register in the city where the company has its registered office.

6.                                       The stipulations of this article apply accordingly to the granting of rights to take up shares, but does not apply to the issuing of shares to a person who is exercising a previously acquired right to take up shares.

7.                                       The Board of Management shall require the prior approval of the General Meeting for a decision to issue so many preference shares or both that as a result the nominal placed capital in the form of preference shares both exceeds the nominal placed capital in the form of ordinary shares.  The rights to take preference shares as vested shall determine said percentages.  The stipulations of this clause shall also apply to the vesting of rights to take preference shares.

8.                                       If preference shares are taken in pursuance of a decision to issue taken by the Board of Management or by virtue of right to take such shares granted by the Board of Management, a General Meeting shall be held within four weeks after the shares have been taken, at which meeting a statement concerning reason or reasons for taking shares shall be made by the Board of Management, unless such a statement has been previously made at a General Meeting.  Nor shall it be necessary to convene such a meeting of the resolution in question as intended in clause 7 has been approved.

9.                                       If preference shares are taken in pursuance of a decision of the Board of Management to issue or by virtue of a right to take such shares granted by the Board of Management, a General Meeting shall be held within two years after the day on which preference shares were taken, at which a resolution to purchase or withdraw the placed preference shares shall be put on the agenda.

If said General Meeting does not decide to purchase or withdraw, as long as preference shares or both have been placed, a further General Meeting shall be held, each time within two years after the previous meeting, at which a resolution to purchase or withdraw the placed preference shares shall be put on the agenda.

10.                                 The stipulations of Articles 7, 8 and 9 apply only if and insofar as shares are in the capital of the company are officially listed on the Amsterdam Stock Exchange.

RIGHT OF PREFERENCE

Article 9

1.                                       On the issue of ordinary shares to raise capital, the holders of ordinary shares will have a right of preference, without prejudice to the provisions in the last two sentences of this paragraph and the provisions in paragraph 2 of this article.  A shareholder will have a right of preference proportional to his holding of ordinary shares.  If a shareholder does not make use of his right of preference or does not do so fully, the other shareholders will have a right of preference over the shares not taken up by such a shareholder.  A shareholder will not have a right of preference upon the issue of shares other than to raise capital.

A stockholder has no preferential right on the issue of preference shares.

2.                                       For each issue, the General Meeting may resolve to limit or exclude the right of preference.  In the relevant proposal the reasons for the proposal and the selection of the intended price of issue must be explained in writing.  Subject to the approval of the Board of Supervisory Directors, the right of preference may also be limited or excluded by the Board of Directors provided that the Board of Directors has been authorized by the General Meeting to issue shares and provided that the Board of Directors has also been authorized for a definite time period of no more than five years to limit or exclude the right of preference.  Such appointment may also be extended for no more than five years at a time.  Unless otherwise determined upon the appointment, such power cannot be revoked.  As long as the appointment cannot be revoked, the General Meeting will not be authorized to limit or exclude the right of preference.  If the Board of Directors is no longer authorized to resolve to issue shares, the Board of Directors will also no longer be authorized to limit or exclude the right of preference.

3.                                       For a resolution of the General Meeting to limit or exclude the right of preference or to authorize another body to do such, a majority of at least two thirds of the votes case is required, if less than half of the issued capital is represented in the meeting.  Within eight days of the resolution the company will make a full text of the resolution available at the office of the Trade Register.

4.                                       The company will announce the issue with right of preference and the time during which this right may be exercised in The Netherlands Government Gazette (“Staatscourant”), in a national daily newspaper and, if shares are officially listed on the Amsterdam Stock Exchange, in the Official Stock Exchange List in Amsterdam.

5.                                       The body that is authorized to decide on the issue of shares will determine the period during which the right of preference must be exercised, subject to the approval of the Board of Supervisory Directors; this period will be at least two weeks after the day of the announcement in The Netherlands Government Gazette.

6.                                       The provisions of this article apply accordingly to the grant of rights to take up shares, on the understanding that shareholders do not have a right of preference on shares which are issued to a person who is exercising a previously acquired right to take up shares.

PAYMENT

Article 10

1.                                       The ordinary shares may only be issued against payment in full.

Preference shares may be issued against the obligation of partial payment, on the understanding that on acquisition at least one quarter of the nominal value is to be deposited, without prejudice to the stipulations of clause 3.

If more than the nominal value is to be deposited for a certain type of share, the excess shall be regarded as share premium.  This share premium shall be counted as compulsory on the amount deposited on the type of share affected.  At such time a separate share premium reserve shall be maintained for each type of share, from which payments may be made only on the shares of the particular type.

2.                                       Payment of shares must occur in money insofar as payment in kind has not been agreed.  Payment in foreign currency is permitted, subject to the approval of the company’s Board of Directors.  Payment in foreign currency will satisfy the obligation to pay to the amount that the paid-up monies can be freely converted in The Netherlands.  The exchange rate on the day of payment will be determinative, or alternatively, in accordance with the following sentence, the day intended there.  The company may demand payment against the exchange rate on a particular day within two months before the last day upon which payment is to be made, provided that the shares or certificates thereof will immediately after the issuing thereof be included in the price list of a stock exchange outside of The Netherlands.

3.                                       Subject to the approval of the Board of Supervisory Directors, the Board of Directors will decide at what time and what amount further payment on partly paid-up shares is to take place.  When giving notice of further payment the Board of Directors must observe at least a term of four weeks before performance of the obligation to pay can be demanded.

4.                                       For a shareholder who does not fulfil the obligation to make further payment, the shareholder’s rights connected with the shares in question will be suspended until he has fulfilled his obligation.  The shareholder who defaults in this respect must pay to the company the legal interest over the outstanding amount applicable at the time that the payment has become due, for such time as the money remains outstanding.

5.                                       The Board of Directors is authorized, without the approval of the General Meeting but subject to the approval of the Board of Supervisory Directors, to carry out legal transactions as intended in Section 2:94 paragraph 1 of the Dutch Civil Code.

USUFRUCT AND LIEN (LIMITED RIGHTS)

Article 11

1.                                       A right of usufruct or a lien may be granted over shares, subject to the provisions of Article 18.

2.                                       The shareholder may assign the voting rights of the shares to the usufructuary or lienor.

3.                                       The shareholder without voting right and the usufructuary and lienor who hold a voting right in said capacity have those rights that are accorded by law to the holders of depositary receipts of shares which have been issued with the cooperation of the company.

Usufructuaries and lienors who do not have voting rights do not have the rights intended in the previous sentence.

NOTICES AND ANNOUNCEMENTS

Article 12

1.                                       Without prejudice to the provisions of Article 9 paragraph 4, all notices to call a meeting or announcements for holders of ordinary shares will be made by advertisement in a national daily newspaper, as well as in the Official Stock Exchange List of Euronext Amsterdam N.V.

2.                                       The convention of and notification to holders of preference shares and of others entitled to vote shall be effected by letter, sent to the party or parties involved at the addresses known to the company.

3.                                       Announcements which must be addressed to the General Meeting by virtue of the law of the Articles of Association can be made by inclusion either in the notice to call a General Meeting or in a document which is held for inspection at the office of the company, at a location in Amsterdam and at a place to be determined by the Board of Directors in countries where the company is listed on the stock exchange at the request of the company, provided that such procedure is set out in the notice.

4.                                       If and insofar as no shares in the capital of the company are officially listed in the stock exchange in Amsterdam the advertisement in the official Stock Exchange List of Euronext Amsterdam N.V. as mentioned in paragraph 1 and the deposit at a location in Amsterdam as mentioned in paragraph 3 are not necessary.

JOINT OWNERSHIP

Article 13

If one or more shares or limited rights established thereon are jointly held, the joint owners can only exercise the rights vis-à-vis the company ensuing from those shares or limited rights if they are represented vis-à-vis the company by one person.

PURCHASE OF OWN SHARES

Article 14

1.                                       The Board of Directors may pass a resolution that the company purchase its own shares.  The purchase of non-paid up shares is void.

2.                                       The company may at any time acquire fully paid-up shares for nothing.  In other cases the company may only acquire paid-up shares if:

a.                                       the equity, decreased by the acquisition price, is not less than the paid-up and called part of the capital increased by the reserves that must be maintained by law;

b.                                      the nominal amount of the shares in its capital which the company acquires, holds or has a lien over, or which are held by a subsidiary, is no more than one-tenth of the authorized capital;

c.                                       authorization of such purchase is granted by the General Meeting; the General Meeting may determine in this respect that the Board of Directors may only authorize purchase subject to the approval of the Board of Supervisory Directors.  The authorization will be for a maximum of eighteen months and it must be set out in the authorization how many shares can be purchased, how they can be purchased and within what boundaries the price must lie.  The authorization is not required if the company purchases its own shares in order to transfer them to employees employed by the company or a group company pursuant to an arrangement in this respect.  These shares must have been included in the price list of a stock exchange.

3.                                       Determinative for the requirement in paragraph 2 under ‘a’ is the size of the equity according to the most recent balance sheet, decreased by the acquisition; price of the shares in the capital of the company and payments from profits or reserves to others, which the company and its subsidiaries owed after the balance sheet date.  If more than six months have passed since the end of the fiscal year and the Annual Accounts have not yet been drawn up, then acquisition other than for no consideration is prohibited.

4.                                       The provisions in the previous paragraph do not apply to shares which the company acquires under general title.

5.                                       Alienation by the company of its own shares occurs through the Board of Directors, subject to the approval of the Board of Supervisory Directors.

6.                                       No vote may be cast in the General Meeting on a share that belongs to the company or a subsidiary thereof; nor for a share for which one of the above parties holds the depositary receipts.  Usufructuaries and lienors of shares which belong to the company and its subsidiaries will not be excluded from exercising their voting right if the right of usufruct or lien attached before the share belonged to the company or a subsidiary thereof.  The company or a subsidiary thereof cannot exercise a voting right on a share with regard to which it has a right of usufruct or a lien.  When determining to what extent shareholders’

votes are present or represented, or to what extent their share capital is present or represented, no account will be taken of shares on which no votes may be cast by virtue of the law or the Articles of Association.

7.                                       The term ‘shares’ in this article also includes depositary receipts thereof.

LIEN ON OWN SHARES

Article 15

The company may only take a lien on shares in itself or depositary receipts thereof if:

a.                                       the shares on which a lien is to be taken are fully paid up;

b.                                      the nominal amount of the total of shares and depositary receipts thereof on which a lien is to be taken or on which a lien has already been taken is no more than one tenth of the issued capital;

c.                                       the General Meeting has approved the lien agreement.

NO ASSISTANCE WHEN ACQUIRING SHARES AND CERTIFICATES

Article 16

1.                                       The company may not, with an eye on the taking or acquiring by others of shares in its capital or depositary receipts thereof, provide loans, security, give a price guarantee or in any other way stand guarantor for or severally or otherwise make undertakings vis-à-vis others.  This prohibition also applies to its subsidiaries.

2.                                       The prohibition does not apply if shares or depositary receipts thereof are taken or acquired by or for employees employed by the company or a group company.  In that case the Board of Directors shall be authorized to undertake the legal proceedings as described in the previous paragraph, subject to the approval of the Board of Supervisory Directors.

CAPITAL REDUCTION

Article 17

1.                                       The General Meeting may, upon a proposal of the Board of Directors, which proposal requires the approval of the Board of Supervisory Directors, pass a resolution to reduce the issued capital by cancelling shares or reducing the amount of the shares by amending the Articles of Association.  The shares to which the resolution refers must be designated in such a case and the implementation of the resolution must have been arranged.

2.                                       A resolution of cancellation can only refer to shares held by the company itself or for which it holds the depositary receipts.  All the shares of a particular class can also be cancelled with repayment.  In the event of cancellation of all preference shares, there shall, to the extent possible, be paid in respect of these shares an amount equal to the nominal value paid on those shares, increased by any outstanding dividend referred to in article 38, paragraph 1, of these articles of association which dividend shall then be calculated over the period ending on the date on which the payment shall become payable.

3.                                       Reduction of the amount of shares without repayment and without release from the obligation to pay up must occur for all shares of the same class proportionally.  The requirement of proportionality may be waived if all shareholders involved agree.

4.                                       Partial repayment of shares or release from the obligation to pay up can only occur proportionally for all shares or for all shares of the same class.  The requirement of proportionality may be waived if all shareholders involved agree.

5.                                       The validity of a resolution by the General Meeting to reduce capital shall require a prior or simultaneous decision of approval by every group of holders of the same class of share whose rights are affected.

6.                                       A resolution to reduce capital shall require a majority of at least two thirds of the votes cast if less than half the issued capital is represented at the meeting.  This stipulation also applies to a decision as intended in the previous paragraph.

7.                                       The company will make a resolution to reduce capital available for inspection at the office of the Trade Register in the city where the company has its registered office, in order to provide creditors with the opportunity to object in court to such reductions within two months after the announcement intended in the following sentence.  The company will announce the availability of the resolution for inspection in a national daily newspaper.

8.                                       A resolution to reduce capital will not come into effect as long as an objection can be raised.  If an objection is raised, the resolution will first come into effect as soon as the objection has been withdrawn or the cancellation of the objection can be implemented.  A deed amending the Articles of Association which is required for a capital reduction cannot be executed before the above has taken place.

9.                                       If the company reduces its capital because of losses suffered to an amount that is not lower than its equity, it will not have to provide a surety and the resolution will have immediate effect.

10.                                 The notice for a meeting in which a resolution to reduce capital is to be passed will state the objective of the capital reduction and the manner of implementation thereof.  A copy of the proposal to reduce capital, in which the proposed amendment is set out verbatim, should be made available until the end of the meeting for inspection by every shareholder and certificate holder at the office of the company and at such places as are stated in the notice, including in any event - if shares are officially listed on the Amsterdam Stock Exchange - a location in Amsterdam and a place to be determined by the Board of Directors in countries where the company is listed on the stock exchange at the request of the company.  Shareholders and other parties entitled to vote may obtain the copies free of charge at the locations intended above.

TRANSFER OF REGISTERED SHARES

Article 18

1.                                       For the transfer of a registered share and for the establishment and transfer of a limited right thereon the appropriate deed shall be required as well as written acknowledgement by the company of the transfer, except for the case in which the company itself if the party acting in law.  Acknowledgement shall be effected in the deed or by signed and dated statement containing the acknowledgement of the deed or a copy or excerpt from the deed certified by a notary or the alienator.  Equal to the acknowledgement will be the service of that deed or that copy or excerpt on the company.  If the matter involves the delivery of non-paid up shares, then the acknowledgement can only take place when the deed has a fixed date.

2.                                       The stipulations of the previous paragraph also apply to the division of a community to which shares belong.

3.                                       Furthermore, the return to the company of the share certificate or the duplicate issued thereof is required for the transfer of a registered share for which a certificate has been issued.  If the share certificate is returned to the company, the company may acknowledge the transfer by adding an annotation to the certificate which demonstrates the acknowledgement or by replacing the returned certificate by a new share certificate registered in the name of the acquirer.

4.                                       Lien may also be established without acknowledgement by or service on the company.  In that case Section 3.239 of the Dutch Civil Code shall also apply accordingly; acknowledgement by or service on the company shall supplant the announcement as intended in paragraph 3 of that Section.

MANAGEMENT

Article 19

1.                                       The company will be managed by a Board of Directors, consisting of one or more members.  The Board of Directors will be supervised by a Board of Supervisory Directors.

2.                                       Subject to the approval of the Board of Supervisory Directors, the Board of Directors may establish regulations regarding its methods and the allocation of its tasks.

3.                                       The Board of Directors will pass resolutions by an absolute majority of votes.

A resolution can only be passed if at least half of the members of the Board of Directors is present or represented at the meeting.  A member of the Board of Directors may be represented at a meeting by a fellow member of the Board of Directors.  Every member of the Board of Directors has one vote.  If the votes are tied, the Chairman of the Board of Directors will have the casting vote.

4.                                       The Board of Directors may also pass written resolutions outside of meetings, provided that all members of the Board of Directors have indicated their decision regarding the proposal in writing, including by telecopier.

5.                                       The Board of Supervisory Directors may make resolutions of the Board of Directors subject to its approval, provided that the Board of Directors has been informed as to the resolutions involved accurately and in writing.

MEMBERS OF THE BOARD OF DIRECTORS

Article 20

1.                                       The members of the Board of Management shall be appointed, suspended and dismissed by the General Meeting.  A member of the Board of Management may also be suspended by the Board of Supervisory Directors.  The Board of Supervisory Directors shall determine the number of members of the Board of Management.  A legal entity may be appointed a member of the Board of Management.  The Board of Supervisory Directors shall appoint one of the members of the Board of Management to be chairman of said Board.  The chairman of the Board of Management may award a title to one or more members of the Board of Management.

2.                                       The appointment of a member of the Board of Management shall be effected by means of a binding proposal compiled by the Board of Supervisory Directors.  This proposal shall comprise at least two persons.  The proposal is to be ready when the General Meeting in question, which is to decide on the appointment, is convened, on the understanding that the Board of Supervisory Directors has had for at least thirty days the opportunity to consider and draw up the proposal.

The General Meeting may always deprive the proposal of its binding nature by a majority of at least two thirds of the votes cast, provided that the majority represents more than half of the placed capital.  If the proposal has not been compiled or has not been compiled in time, the General Meeting shall be free to make an appointment.

3.                                       A resolution of the General Meeting to suspend or dismiss a member of the Board of Management, other than on the proposal of the Board of Supervisory Directors, can only be approved by a majority of at least two thirds of the votes cast, provided that the majority represents more than half of the placed capital.

4.                                       The suspension of a member of the Board of Management shall apply for at least two months, unless the General Meeting has decided before the expiry of that period to extend the period by at most two months.

The suspended member of the Board of Management shall be awarded the opportunity to justify himself in the General Meeting and to be supported therein by counsel.  If the General Meeting does not decide to dismiss a suspended member of the Board of Management or if a period of suspension is not extended in time, the suspension shall lapse.

5.                                       The notice of the convention to a General Meeting at which a member of the Board of Management may be appointed shall state the binding proposal or, if this proposal has not been compiled or has not been compiled in time, the fact that the General Meeting is free to make an appointment.

SALARY AND BONUS

Article 21

The Board of Supervisory Directors decides the salary, any bonus and the other employment conditions of the members of the Board of Directors.

ABSENCE OR HINDRANCE

Article 22

In the event of absence or hindrance of a member of the Board of Directors, the remaining members of the Board of Directors will be in charge of managing the company, while in the event of absence or hindrance of all members of the Board of Directors the Board of Supervisory Directors will be temporarily in charge of managing the company.

The Board of Supervisory Directors will then be authorized to appoint one or more temporary directors.

REPRESENTATION, CONFLICT OF INTERESTS AND POWER OF ATTORNEY

Article 23

1.                                       If the Board of Directors consists of two or more members of the Board of Directors, the company can only be represented by either the Board of Directors, or by the Chairman of the Board of Directors separately, or by two members of the Board of Directors acting jointly.  If there is only one member of the Board of Directors functioning, the company will be represented by that member of the Board of Directors.

2.                                       If a member of the Board of Directors privately enters into an agreement with the company or privately instigates any proceedings against the company, the company can in such cases be represented either by other members of the Board of Directors, subject to the provisions of paragraph 1, or by a supervisory director to be appointed by the Board of Supervisory Directors, unless the General Meeting appoints a person to act in this respect; such person may also be a member of the Board of Directors without regard to whom there is a conflict of interest.  If a member of the Board of Directors has an interest other than as described in the previous sentence which conflicts with the company, he, as well as each of the other members of the Board of Directors, is authorized to represent the company, with prejudice to the provisions of paragraph 1.

3.                                       The Board of Directors may grant continuing power of attorney to one or more people; the Board of Directors may grant one or more members of the Board of Directors authority to represent the company independently or with another party, subject to his authority.  The Board of Directors may further grant a title to the authorized representative.  The Board of Directors will notify the Trade Register in the city where the company has its registered office of the grant of continuing power of attorney.

BOARD OF SUPERVISORY DIRECTORS

Article 24

1.                                       The company has a Board of Supervisory Directors.

2.                                       The Board of Supervisory Directors consists of one or more supervisory directors.  The General Meeting determines the number of supervisory directors.  A legal entity cannot be appointed a supervisory director.

3.                                       The supervisory directors are appointed, suspended and dismissed by the General Meeting. The stipulations of Article 20 clause 4 shall also apply.

4.                                       Upon a recommendation or proposal to appoint a supervisory director, the following data will be announced with regard to the candidate: his age, profession, the amount of shares in the capital of the company held by him and the positions that he holds or which he has held insofar as such could be of importance in connection with the performing of the task of a supervisory director.  In addition it will be stated for which legal entities he is already acting as supervisory director; if these include companies belonging to the same group, an indication of the group will suffice.  Reasons for the recommendation or proposal will be given.

5.                                       A supervisory director will resign - without prejudice to the provisions in the sixth paragraph - no later than the day following the date of the closing of the General Meeting which is held four years after his last appointment and - without prejudice to the provisions in the sixth paragraph - he may be re-appointed.  The Board of Supervisory Directors may draw up a roster to decide the order of resignation.

6.                                       A person who has reached the age of seventy-two cannot be appointed a supervisory director.  A supervisory director will resign no later than the day on which the annual General Meeting is held in the fiscal year in which that director reaches the age of seventy-two.

7.                                       The General Meeting will determine the remuneration of the supervisory directors.

Article 25

1.                                       The task of the Board of Supervisory Directors is to supervise the management of the Board of Directors and the general course of affairs in the company and its related business.  The Board of Supervisory Directors will give advice to the Board of Directors.  In the fulfilment of their task the supervisory directors will act in the interests of the company and its related enterprise.

2.                                       Every supervisory director will have free access to the buildings and the goods of the company.  A supervisory director is further authorized to inspect the books, documents and correspondence of the company.

3.                                       The Board of Directors will provide the Board of Supervisory Directors with the date necessary for the performance of its duties in due time.  Provided they have been invited to do so, the members of the Board of Directors are obliged to attend the meetings of the Board of Supervisory Directors and furnish all information requested.

4.                                       The Board of Supervisory Directors can appoint one or more delegated supervisory directors from within its midst.  A delegated supervisory director will have more frequent contact with the Board of Directors.

5.                                       The Board of Supervisory Directors is authorized to obtain advice at the expense of the company for the proper performance of its task.

Article 26

1.                                       If more than two people have been appointed supervisory director, the General Meeting will appoint one of them as Chairman.

2.                                       The Board of Supervisory Directors will pass resolutions with an absolute majority of votes.  A resolution may only be passed if at least half of the number of the supervisory directors are present or represented at the meeting.  A supervisory director may be represented by a fellow supervisory director.  If the votes are tied, the resolution will be rejected, unless there are more than two supervisory directors functioning in which case the Chairman of the Board of Supervisory Directors will decide.

3.                                       The Board of Supervisory Directors can also pass written resolutions outside of meetings, provided that all supervisory directors have indicated their decision regarding the proposal in writing, including by telecopier.

4.                                       A decision of the Board of Supervisory Directors will be satisfactorily evidenced within the company by the signature of the Chairman of the Board of Supervisory Directors.

5.                                       The Board of Supervisory Directors can establish regulations regarding its methods and the allocation of its tasks.

6.                                       If only one supervisory director is functioning, then such supervisory director will have all rights and obligations which accrue to the Board of Supervisory Directors and its Chairman by virtue of these Articles of Association.

7.                                       In the event of absence or hindrance of all supervisory directors, the authority attributed to the Board of Supervisory Directors under these Articles of Association will accrue to the General Meeting.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

Article 27

1.                                       At least one General Meeting will be held annually, within six months after the end of the financial year of the company.

2.                                       Without prejudice to the provisions in the following paragraph, the following topics will in any event be on the agenda for this meeting:

a.                    discussion of the written Annual Report of the Board of Directors;

b.                   determination of the Annual Accounts and the determination of profit allocation.

3.                                       The topic intended in paragraph 2 sub-paragraph a can be omitted from the agenda 11 Sections 396 paragraph 6, first full sentence, or 403 of Book 2 of the Dutch Civil Code apply to the company.  The topic intended in paragraph 2 sub-paragraph b can be omitted from the agenda if the General Meeting has decided to extend the period during which the Annual Accounts are to be drawn up by no more than six months due to exceptional circumstances, or a proposal to do so is on the agenda.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Article 28

1.                                       In addition to the Annual Meeting, Extraordinary General Meetings of shareholders can also be held.

2.                                       Both the Board of Directors and the Board of Supervisory Directors can pass a resolution to hold an extraordinary meeting.

3.                                       Extraordinary General Meetings must also be held at the written request of one or more shareholders representing at least one tenth of the issued capital; such request must be addressed to the Board of Directors or the Board of Supervisory Directors and state the topics to be dealt with.  In such case the meeting must be held within six weeks, in default of which the applicants may themselves convene a meeting, subject to the provisions in these Articles of Association regarding notice.

4.                                       Within three months after it has become apparent to the Board of Directors that the equity of the company has decreased to an amount equal to or lower than half of the paid-up and called up share of the capital, a General Meeting will be held to discuss the measures that need to be taken.

NOTICE OF GENERAL MEETING OF SHAREHOLDERS AND PLACE OF THE MEETING

Article 29

1.                                       The Board of Directors or the Board of Supervisory Directors will call a General Meeting.

2.                                       The notice will not be sent later than the fifteenth day before the meeting.  The notice will state the day, hour and the place of the meeting, setting out the topics to be discussed.

3.                                       The topics to be discussed will be set out in the notice, unless the agenda is made available for inspection by shareholders and others having voting rights at the office of the company and at such places - including in any event a location in Amsterdam if shares in the capital of the company are listed on the Amsterdam Stock Exchange, and a place to be determined by the Board of Directors in countries where the company is listed on the stock exchange at the request of the company - as have been indicated in the notice and the possibility of inspection has been set out in the notice; the shareholders and others having voting rights may have a copy of the agenda free of charge.

4.                                       Before being admitted to a meeting a shareholder, another person having a voting right or their authorized representative must sign an attendance list, stating the name and the number of votes that can be cast by that person.  Where a shareholder or another person having voting rights is represented by an authorized representative, the name or names of the party or parties on whose behalf the authorized representative or representatives is or are acting will also be stated.

5.                                       Holders of registered shares and others entitled to vote over such shares or their authorized representatives will only have access to the General Meeting if the party for whom they are acting is registered as such in the register intended in Article 6 and the company has received written notice of their intention to attend the meeting at the place and no later than the day described in paragraph 6.

6.                                       Holders of bearer shares and others entitled to vote in respect of such shares or their representatives will only be allowed into the General Meeting upon showing evidence of deposit of the shares from which they derive their rights or other forms of evidence of their rights, to be indicated in the notice by the party calling the meeting, at the place and no later than the day indicated in the notice; that day may not be earlier than the third day before that of the General Meeting.

7.                                       With respect to the voting rights and/or the right to participate in meetings the company shall on the basis of the provisions of Sections 2:88 and 2:89 of the Dutch Civil Code also recognise as shareholder the person mentioned in a written statement of a Necigef-participant as a Necigef-beneficiary, entitled to a given number of bearer shares belonging to such Necigef-participant’s collective deposit of shares in the company, provided that in the statement it is also confirmed that the Necigef-beneficiary shall remain thus entitled until the close of the meeting and provided further that the statement is filed in time at such place as stated in the notice of the meeting, against a receipt, which receipt shall serve as a ticket of admission for the meeting.  The date on which the filing of the statement must have been effected at the latest shall be specified in the notice of the meeting.  This date shall not be earlier than the seventh day prior to the date of the meeting.

8.                                       The notice of a General Meeting shall always state the provisions of the paragraphs 5, 6 and 7.

9.                                       If notice for a meeting was not given or not given properly, then no legal resolutions can be passed, other than by unanimous vote in a meeting at which the entire issued capital is present or represented.  The same applies with regard to a proposal that is not on the agenda of the meeting.

10.                                 The General Meetings will be held in Vianen, Utrecht, Amsterdam, Rotterdam or Schiphol Airport (Municipality of Haarlemmermeer), such at the election of the Board of Directors.  In a General Meeting held elsewhere than set out above, legal resolutions can only be passed if the entire issued capital is represented.

VOTING RIGHT

Article 30

1.                                       Each share gives the right to cast one vote.

2.                                       All resolutions will be passed with an absolute majority of the validly cast votes in a General Meeting, in which at least one third of the issued capital is present or represented, unless these Articles of Association prescribe a different majority or quorum.

The stipulations of Section 120 clause 3 of Book 2 of the Dutch Civil Code are excluded.

3.                                       The Chairman of the meeting will determine the manner of voting, on the understanding that if one of the parties present desires such, votes on people will be by secret ballot.  Blank and signed ballots will be invalid.

4.                                       In the event of a tie of votes as to the appointment of people, no resolution will have been passed.  In the event of a tie regarding other matters, the resolution will have been rejected.

5.                                       Shareholders and others entitled to vote can be represented at the meeting by a written proxy.

6.                                       The members of the Board of Directors and the Board of Supervisory Directors are authorized to attend the General Meeting and as such have an advisory voice in such meeting.

7.                                       All matters regarding admission to the General Meeting, the exercise of voting rights and the results of votes, as well as all other matters connected with the course of affairs at the meeting will be approved by the Chairman of the meeting in question, without prejudice to the provisions in Section 2:13 of the Dutch Civil Code.

8.                                       The Chairman of the meeting in question is authorized to allow people other than shareholders, other people holding voting rights and their representatives to attend the General Meeting.

LEADERSHIP OF GENERAL MEETING AND MINUTES

Article 31

1.                                       The Board of Supervisory Directors will appoint a Chairman of the meeting from within its midst.  If the Board of Supervisory Directors has not appointed a Chairman for the meeting, the Chairman will be appointed by the General Meeting itself.  The Chairman of the meeting will appoint the Secretary of the meeting.

2.                                       Minutes will be taken of the matters discussed in the meeting by the Secretary or on the instruction of the Secretary.  Minutes will be approved by the Chairman and the Secretary of the meeting in question, as evidenced by their signatures.

3.                                       The provisions of the previous paragraph will not apply if a notarial report is drawn up with regard to the matters discussed in the meeting.  The Board of Directors, the Board of Supervisory Directors or one or more shareholders representing at least one-tenth of the issued capital can demand the drawing up of a report.  The costs of a report will be at the expense of the company.  On the basis of the attendance list intended in Article 29 paragraph 4 the report or minutes will set out the number of shares represented at the meeting and the number of votes that can be cast; the attendance list intended in Article 29 paragraph 4 will not be part of the report or the minutes and will not be made available to a shareholder or certificate holder, unless the shareholder or certificate holder shows that he has a reasonable interest to check the proper procedure of the meeting in question.

4.                                       The minutes or report will be available for inspection by the shareholders and certificate holders at the office of the company within a reasonable time after the end of the meeting.  Each of these will be provided on request with a copy or excerpt of these documents for no more than the cost price.

RESOLUTION WITHOUT HOLDING A MEETING

Article 32

1.                                       Shareholders, usufructuaries and lienors to whom a voting right accrues may pass all resolutions which they may pass in a meeting without holding a meeting.  Such a resolution will only be valid if all people holding voting rights have voted in favour of the proposal in question in writing, including by telecopier.

2.                                       If a resolution is passed without holding a meeting, the Board of Directors of the company will be informed of this as soon as possible by a person to be appointed by those holding voting rights from among their midst, along with submission of the documents setting out the resolution.  As regards these documents, the provisions in paragraph 4 of the previous article will apply accordingly.

MEETINGS OF HOLDERS OF SHARES OF A PARTICULAR CLASS

Article 33

1.                                       A meeting of holders of ordinary shares shall be convened if such is required under Article 8 paragraph 3 or Article 17 paragraph 5.  The stipulations of Articles 20 through 32 apply accordingly to such a meeting.

2.                                       A meeting of holders if preference shares shall be convened whenever and insofar as necessary a resolution by a meeting of holders if preference shares is required on the strength of the stipulations of Article 8 paragraph 3 or Article 17 paragraph 6, and further whenever as the Board of Directors or the Board of Supervisory Directors or both so decides or decide and whenever one or more people entitled to cast at least ten percent of the total number of votes which may be cast on preference shares so request the Board of Directors and the Board of Supervisory Directors in writing, stated the matters to be discussed.  If after the receipt of such a request neither the Board of Directors nor the Board of Supervisory Directors convenes a meeting in such a way that it is held within four weeks after said receipt, the applicant himself (or, as appropriate, the applicants themselves) shall be entitled to convene a meeting, taking into consideration the appropriate stipulations of these Articles of Association.

3.                                       The members of the Board of Directors and the Board of Supervisory Directors are entitled to attend meetings of holders of preference shares; as such they have an advisory voice in the meeting.

4.                                       Article 29, paragraphs 1, 2, 3, 8 and 9 and Articles 30, 31 and 32 shall apply accordingly to meetings of holders of preference shares, on the understanding that the meeting shall appoint its own Chairman.

FINANCIAL YEAR

Article 34

The financial year of the company coincides with the calendar year.

ANNUAL DOCUMENTS

Article 35

1.                                       Annually within five months after the end of the fiscal year of the company, subject to extension of this period by no more than six months by the General Meeting on the basis of exceptional circumstances, the Board of Directors will draw up Annual Accounts and make them available for inspection by the shareholders at the office of the company.  Within this time period the Board of Directors will also make the Annual Report available for inspection by the shareholders, unless Sections 2:396 paragraph 6, first full sentence, or 2:403 of the Dutch Civil Code apply to the company.

2.                                       The Annual Accounts will be signed by all members of the Board of Directors and the Board of Supervisory Directors; if the signature of one or more directors or supervisory directors is missing, reasons for such omission will be stated.

3.                                       From the day of notice of the General Meeting intended to deal with the Annual Accounts, until the end of the meeting, the Annual Accounts, the Annual Report and the other data as intended in Section 2:392 paragraph 1 of the Dutch Civil Code will be made available for inspection by the shareholders and others entitled to vote at the office of the company and, if shares in the capital of the company are listed on the Amsterdam Stock Exchange, at a location in Amsterdam specified in the notice calling the meeting; the shareholders and certificate holders may also obtain a copy of these documents free of charge.

4.                                       The Annual Accounts will be approved by the General Meeting.

5.                                       If no reservation has been made in this respect, the adoption of the Annual Accounts will discharge the Board of Directors and the Board of Supervisory Directors from liability for their actions in the financial year to which the Annual Accounts relate.

AUDITOR

Article 36

1.                                       The company will instruct an auditor as intended in Section 2:393 of the Dutch Civil Code to audit the Annual Accounts drawn up by the Board of Directors in accordance with the provisions of paragraph 3 of said article.

2.                                       The General Meeting is authorized to make such instruction.  If the General Meeting does not do so, the Board of Supervisory Directors is authorized to do so, and if this board does not do so, the Board of Directors may do so.  The instructions given to the expert can at any time be revoked by the General Meeting and by the party who instructed the auditor.  Instructions made by the Board of Directors can also be revoked by the Board of Supervisory Directors.

3.                                       The auditor will report on his audit to the Board of Supervisory Directors and the Board of Directors and will set out the results of the audit in a certificate of fair representation of the Annual Accounts.

4.                                       The Board of Directors can instruct the appointed expert or another expert at the expense of the company.

PUBLICITY

Article 37

1.                                       The company shall publish its six-monthly and quarterly figures as soon as they become available.

2.                                       The company shall publish forthwith the resolution to pay a dividend on shares and on other securities and resolutions to pay an interim dividend.

3.                                       The company is obliged to publish the Annual Accounts within eight days after they have been adopted.  Publication will be by way of making a copy of the accounts, in Dutch or, if such has not been drawn up, a copy in French, German or English, available for inspection at the office of the Trade Register in the city where the company has its registered office.  The day of adoption must be set out on the copy.

4.                                       If the Annual Accounts have not been drawn up within seven months after the end of the financial year in accordance with the legal prescriptions, the Board of Directors will immediately publish the Annual Accounts which have been drawn up in the manner set out in paragraph 1; the Annual Accounts will state that they have not yet been adopted.

5.                                       If the General Meeting has extended the period for the compilation of the Annual Accounts in accordance with Article 27 paragraph 3, then the previous sentence will apply as of two months after the end of such extended period.

6.                                       Simultaneously with and in the same manner as the Annual Accounts, a Dutch-language copy of the Annual Report and the information which must be added by law will be published.  Insofar as permitted by law, the foregoing will not apply if the documents are made available for inspection by any person at the office of the company and a full or partial copy can be obtained for no more than cost price upon request; the company will apply for registration in the Trade Register in this respect.

7.                                       Publication will be in accordance with the applicable legal exemptions.

PROFIT

Article 38

1.                                       Annually, out of the profits - the positive balance of the profit and loss account - an amount of dividend shall be paid on the preference shares of which the percentage - to be calculated over the paid up part of the nominal value - is equal to the average deposit rate of the European Central Bank, decreased or increased by a discount or upcount, with a maximum of three percent (3%), to be determined by the Board of Directors under the approval of the Board of Supervisory Directors at the occasion of the first issue of a preference share, averaged over the number of days over which the payment is made.  The dividend shall be calculated over the paid-up part of the nominal amount.

If for any financial year the distribution referred to above cannot or cannot entirely be made because the profit does not so allow, payment of deficit shall be made from the profit of one or more of the following financial years.

2.                                       The profits remaining after the application of paragraph 1 will be at the free disposal of the General Meeting, after the Board of Directors, subject to the approval of the Board of Supervisory Directors, has determined what part of the profit should in any event be reserved.

3.                                       The company may only distribute profit intended for distribution to the shareholders and other entitled parties if its equity is greater than the amount of the paid-up and called proportion of the capital increased by the reserves which must be maintained by law.

4.                                       Profits will be paid out after the adoption of the Annual Accounts which indicate that distribution is allowed.

5.                                       Shares over which no votes may be cast by virtue of the provisions in Article 14 paragraph 6 will not count in the profit distribution, unless a right of usufruct or a lien was attached to those shares before the voting right was cancelled.  When determining the dividend that will be paid on each share, only the compulsory deposit on the nominal amount of the shares in question will be counted.

6.                                       Following a proposal of the Board of Directors, which proposal requires the approval of the Board of Supervisory Directors, the General Meeting may pass a resolution to pay out in whole or in part the freely distributable reserves, such without prejudice to the provisions in paragraphs 3 and 5.

7.                                       Following a proposal by the Board of Directors, which proposal requires the approval of the Board of Supervisory Directors, the General Meeting may pass a resolution that distribution will not be in cash, but in whole or in part be paid in the form of shares in the capital of the company.

8.                                       The Board of Directors, subject to approval of the Board of Supervisory Directors, may decide to effect payment of the amounts payable to holders of preference shares in accordance with Article 38, paragraph 1, of these Articles of Association by such payment being charged to one or more of the Company’s reserves.

9.                                       A shortfall may only be set off against the reserves prescribed by law to the extent that such is permitted by law.

INTERIM DIVIDENDS

Article 39

Following a proposal of the Board of Directors, which proposal requires the approval of the Board of Supervisory Directors, the General Meeting may at any time pass a resolution to pay interim dividends, provided the provisions in Article 38 paragraph 3 are satisfied by means of an interim statement of capital.  Such statement will relate to the capital position on a day no earlier than the first day of the third month before the month in which the resolution to pay dividends has been announced.  It will be drawn up in accordance with established valuation methods.

The reserves which must be maintained by law will be included in the statement of capital.  It will be signed by the members of the Board of Directors; if the signature of one or more directors is missing, reasons for such omission will be stated.  The company will make the statement of capital available for inspection at the office of the Trade Register within eight days after the day on which the resolution to pay was announced.

PAYMENT

Article 40

1.                                       Dividends pursuant to Article 38 or 39 will be payable as of a date to be determined by the Board of Directors.  The date on which dividends will first become due can differ between classes of shares, a further distinction being made between ordinary bearer shares and ordinary registered shares for which share certificates have or have not been issued.

2.                                       Dividends will be payable in a place or places to be determined by the Board of Directors.  At least one place in the Netherlands will be so designated, including in any event a location in Amsterdam, if shares in the capital of the company are listed on the Amsterdam Stock Exchange.

3.                                       As regards payments in cash on the shares, the Board of Directors can determine the method of payment, as well as the currency in which the dividends will be paid.

4.                                       Dividends in cash which will be made payable other than in Dutch currency will be calculated against the exchange rate set by De Nederlandsche Bank on a date to be determined and announced by the Board of Directors.  This day may not be earlier than the day prior to the day upon which the resolution to pay dividends has been passed and no later than the day which is determined for the shares in question in accordance with the provisions in paragraph 5 of this article.  If and insofar as on the first day on which the dividends are payable, the company is unable to make payments in the designated location outside of The Netherlands or in the foreign currency in question as a result of governmental measures or other extraordinary circumstances beyond its control, the Board of Directors will be authorized to designate instead one or more places in The Netherlands where the dividends will be paid out in Dutch currency or otherwise.

5.                                       The person entitled to dividends on a registered share is the person in whose name the share is registered or, in the case of limited rights, that person who can prove such right, on a date to be determined by the Board of Directors with regard to any payment for the various classes of shares.

6.                                       Each party entitled to a distribution on a bearer share in the form of a K certificate (as long as the articles of association know K certificates) shall receive the distribution against delivery of the dividend coupon, determined by the Board of Directors, to the company.

7.                                       Claims for payment of dividends in cash will be void insofar as such dividends have not been collected within five years and one day after the date on which they have become due.

8.                                       In the event of a payment in the form of shares in the company on the basis of Article 38 paragraph 7, the shares which are not taken up within a period to be determined by the Board of Directors will be sold at the expense of the person entitled to those shares.  After such sale the party or parties who did not take up their shares will only be entitled to the nett yield in cash of such sale.  This right will be cancelled after the passing of five years and one day calculated from the day after the date on which the shares could have been taken up.

9.                                       In the event of payment in the form of registered shares in the company on the basis of Article 38 paragraph 7, such shares will be registered in the register of shareholders.

10.                                 The Board of Directors can decide not to apply the provisions of paragraph 6 for reasons that it considers appropriate and on such conditions as it considers appropriate.

11.                                 The provisions of paragraphs 5 through 6 and 11 will apply accordingly with regard to payments which are not made on the basis of Article 38 or 39.

LEGAL MERGER, AMENDMENT OF ARTICLES OF ASSOCIATION AND DISSOLUTION

Article 41

1.                                       The General Meeting, provided it does so on a proposal of the Board of Directors, which proposal requires the approval of the Board of Supervisory Directors, can pass a resolution approving a legal merger, an amendment of the Articles of Association and the dissolution of the company.  Such resolutions can only be passed with a majority of at least three fourths of the validly cast votes in a General Meeting, in which at least two thirds of the issued capital is present or represented.

2.                                       If in a meeting which is to decide on a resolution as intended in the previous paragraph less than two thirds of the issued capital is present or represented, a second meeting will be held, no earlier than fifteen and no later than thirty days after the first meeting in which the relevant resolution can be passed with a majority of at least three fourths of the validly cast votes.  In this second meeting at least one third of the issued capital must be present or represented.

3.                                       A copy of the proposal to amend the Articles of Association, which sets out the intended amendment verbatim, must be made available until the end of the meeting for inspection by every shareholder and others entitled to vote at the office of the company and at such places - including at any event a location in Amsterdam, if shares in the capital of the company are listed on the Amsterdam Stock Exchange at the request of the company and at a place to be determined by the Board of Directors in countries where the company is listed on the stock exchange at the request of the company - as is set out in the notice.  The copies at the places as intended above will be available to the shareholders and other persons with voting rights free of charge.

LIQUIDATION

Article 42

1.                                       On the dissolution of the company pursuant to a resolution passed by the General Meeting, the liquidation of the capital will be carried out by the Board of Directors under the supervision of the Board of Supervisory Directors.

2.                                       After its dissolution the company will continue to exist insofar as this is necessary to liquidate its capital.  In documents and announcements issued by it, the following wording must be placed behind the name: in liquidation.

3.                                       The provisions in these Articles of Association regarding the appointment, suspension, dismissal and supervision of members of the Board of Directors and the representation of the company will apply accordingly to the liquidators.  The other provisions of the Articles of Association will remain in effect during the liquidation to the greatest extent possible.

4.                                       From the balance remaining after payment of debts there shall first, as far as possible, be transferred to the holders of preference shares, in proportion to the aggregate nominal value of the preference shares held by each of them:

a.                                       an amount equal to any dividend arrears as referred to in Article 38, paragraph 1, of these articles of association which shall then be calculated over the period ending on the day on which the liquidation payment shall become payable; and

b.                                      the nominal value paid on the preference shares.

The balance remaining thereafter shall be transferred to the holders of the ordinary shares in proportion to the aggregate nominal value of the ordinary shares held by each.

When the amount to be paid on each share is calculated, only the amount of the obligatory payment including share premium of the share shall come in for consideration.

5.                                       The books and documents of the dissolved company will remain in the custody of the person appointed in this respect by the liquidators for ten years after the termination of the liquidation.

FINAL STIPULATION

Article 43

The General Meeting will decide in all cases not provided for by the law or the Articles of Association.